Exhibit 99.1

COMMUNITY NATIONAL BANCORPORATION TO SELL SUBSIDIARY

ASHBURN, Georgia, October 22, 2003 – Community National Bancorporation (OTCBB:CBAC) announced today that it has entered into an agreement to sell First National Bank, a national banking association and a wholly-owned subsidiary of Community National Bancorporation, to Gulf Atlantic Financial Group, Inc. Under the terms of the agreement, Gulf Atlantic Financial Group would purchase all of the outstanding shares of capital stock of First National Bank in consideration for a cash payment of $6,000,000, subject to certain closing adjustments. The transaction is expected to close in the first quarter of 2004. The consummation of the transaction is subject to various conditions, including Gulf Atlantic Financial Group obtaining requisite financing for the transaction and approval of the transaction by the shareholders of Community National Bancorporation and regulatory authorities.